Exhibit 99.1
Anthera Pharmaceuticals Reports 2014 First Quarter Financial Results
and Operational Update

HAYWARD, Calif., May 13th, 2014 /PRNewswire/ -- Anthera Pharmaceuticals, Inc. (NASDAQ: ANTH), today announced financial results and operational update for the first quarter ended March 31, 2014.

First Quarter 2014 Financial Results:

Net loss for the first quarter ended March 31, 2014 was $7.9 million, compared to $7.6 million for the same period in 2013. Operating expenses for the three months ended March 31, 2014 increased to $7.6 million from $6.9 million in the same period of 2013 primarily due to an increase of $0.8 million in research and development expense. The increase in research and development expense is a direct result of an increase in clinical study expense as the Company executes the blisibimod development plan for systemic lupus erythematosus, or lupus, and IgA nephropathy, and reflects enrollment progress in both the Phase 3 CHABLIS-SC1 and Phase 2/3 BRIGHT-SC studies.

As of March 31, 2014, the Company’s cash, cash equivalents and restricted cash was $30.7 million, compared to $35.9 million at December 31, 2013, a decrease of $5.2 million. The decrease was primarily attributable to $5.3 million used in operations during the three months ended March 31, 2014.  Included in the cash balance of March 31, 2014 was $7.6 million of restricted cash, compared to $10.0 million of restricted cash as of December 31, 2013.  The decrease in restricted cash was due to principal payment made against the Company’s outstanding notes payable owed to Square 1 Bank.

On June 10, 2014 at 11:00 a.m. PDT, Anthera Pharmaceuticals, Inc. will hold its annual shareholder meeting at 135 Commonwealth Drive, Menlo Park, CA 94025. The Company encourages all shareholders to cast their votes on proposals presented in the proxy materials prior to the meeting. The Company’s Shareholder Letter, Annual Report for the fiscal year ended December 31, 2013, as well as the Company’s Proxy Statement for the annual shareholder meeting scheduled for June 10, 2014 are available free of charge on the Company’s website at www.anthera.com. Interested parties can request a copy by calling Investor Relations at 510-856-5600 or sending an e-mail request to Investor Relations by accessing the Company’s website (www.anthera.com), selecting the "Investors" tab and then selecting "Investor Contact".

First Quarter Operational Update:

Clinical

Blisibimod for the treatment of Systemic Lupus Erythematosus (CHABLIS-SC1)

Our Phase 3 lupus clinical study, CHABLIS-SC1, is recruiting at 51 sites across 11 countries in Eastern Europe, Latin America and Southeast Asia.  In March an independent Data Safety Monitoring Board (“DSMB”) recommended continuing the CHABLIS-SC1 clinical study following a scheduled interim data and safety review.  To date, enrolled patient demographics and disease characteristics for the CHABLIS-SC1 study are consistent with our goal to enroll patients with higher levels of lupus activity and positive biomarkers despite the stable use of corticosteroids.  These characteristics were predictive of improved outcomes in our previous Phase 2 clinical study.  A scheduled interim analysis of efficacy for the CHABLIS-SC1 study will be conducted by an independent un-blinded statistician after a minimum of 100 subjects have completed 24 weeks of treatment to confirm the clinical and commercial assumptions of the study.  Additional information and publications from the CHABLIS-SC1 clinical study can be found at http://www.anthera.com/studies_chablis-sc1.htm.

In the first quarter of 2014, we submitted the final protocol to the US FDA for our second lupus registration study, CHABLIS-SC2. This second study is expected to enroll up to 400 patients with active lupus, including patients with glomerulonephritis who may have a previous diagnosis of Lupus Nephritis.  Consistent with the CHABLIS-SC1 clinical study, the primary endpoint of this second study will be the SRI-8 response. These two pivotal studies will form the basis of a submission for blisibimod as a treatment for patients with active lupus.

Recently, we published data from our phase 2 PEARL-SC study in the Annals of Rheumatic Diseases. Data from the PEARL-SC study indicated that baseline disease severity and choice of endpoints are critical to evaluating the benefit of the medication.. A link to the online publication can be accessed at http://ard.bmj.com/cgi/content/full/annrheumdis-2013-205144?ijkey=BpDOTvHrIYFoz1r&keytype=ref.

Additionally, a review article entitled “The Potential Role of Blisibimod for the Treatment of Systemic Lupus Erythematosus”, was published in the International Journal of Clinical Rheumatology. The article provided a developmental summary of blisibimod, as well as the structural differentiation of blisibimod as compared to other anti-BAFF antibodies such as belimumab and tabalumab. A link to the online publication can be accessed at http://www.futuremedicine.com/doi/abs/10.2217/ijr.14.7.

Data from PEARL-SC will be presented in two posters in June 12, 2014 at the European League Against Rheumatism (EULAR) Annual European Congress of Rheumatology in Paris, France. Two abstracts will summarize findings from the Open-Label Extension study pertaining to the durability of effects of blisibimod over 52 weeks on renal biomarkers, including proteinuria.

Poster: "Effects of Chronic Treatment with Subcutaneous blisibimod on Renal and Inflammation Biomarkers in Subjects with Systemic Lupus Erythematous in Phase 2 PEARL-SC and Open-Label Extension Studies"

Poster: "Effects of Blisibimod on Serum Immunoglobulins and Infection Risk in Patients with Systemic Lupus Erythematosus from the Placebo-controlled PEARL-SC and Open-Label Extension Studies"

Blisibimod for the treatment of IgA Nephropathy (BRIGHT-SC)

The BRIGHT-SC clinical study is currently recruiting IgA nephropathy patients in seven countries in Southeast Asia. The Company plans to conduct a interim analysis to determine the effect of blisibimod on proteinuria after eight weeks of treatment in the second half of 2014.

We believe blisibimod and the BRIGHT-SC clinical study represent the only therapeutic approach intended to specifically target the underlying biological problem of IgA nephropathy – immunoglobulin complex formation.  Unlike potential anti-inflammatory treatments for IgA nephropathy – Blisibimod’s specific targeting of B cells and plasma cells may safely reduce IgA and IgG production and inflammation and potentially halt further damage to the kidney – key to improving clinical outcomes.

To date, baseline characteristics of patients enrolled in the BRIGHT-SC study are consistent with our objectives to enroll patients with a biopsy diagnosis of IgA Nephropathy, high levels of proteinuria, and kidney function indicative of progressive kidney disease.  Additional information and publications from the BRIGHT-SC clinical study can be found at http://www.anthera.com/studies_bright-sc.htm.
Blisibimod for the treatment of Refractory Multiple Myeloma

In the first quarter of 2014, building on data generated by Amgen, Inc., we initiated a preclinical study to evaluate the effect of blisibimod on multiple myeloma. The goal of the preclinical study is to examine the potential use of blisibimod for the treatment of multiple myeloma in combination with current therapies including the new class of proteasome inhibitors. Data from the preclinical study is expected to guide our Phase 2 clincal study to evaluate the effects of blisibimod on survival, progression and biomarkers in patients with relapsed or refractory multiple myeloma treated with at least one prior regimen.

About Anthera Pharmaceuticals

Anthera Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing products to treat serious diseases associated with autoimmune disorders including lupus, lupus with glomerulonephritis and IgA nephropathy.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially as set forth in Anthera's public filings with the SEC, including Anthera's Annual Report on Form 10-K for the year ended December 31, 2013.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.
CONTACT: Dennis Lutz of Anthera Pharmaceuticals, Inc., dlutz@anthera.com or 510.856.5598.

	ANTHERA PHARMACEUTICALS, INC.
	(A Development Stage Company)
	CONSOLIDATED STATEMENTS OF OPERATIONS

	(in thousands, except share data)
	(unaudited)

	Three months ended March 31,
	2014	2013
Operating expenses:
Research and development	$5,765	$4,929
General and administrative	1,844	1,972
Total operating expenses	7,609	6,901
Loss from operations	(7,609)	(6,901)
Other Income (expense):
Other income (expense) - net	(48)	(25)
Interest expense	(259)	(704)
Total other (expense) - net	(307)	(679)
Net loss	$(7,916)	$(7,580)
Net loss per share - basic and diluted(1):	$(0.39)	$(0.49)
Weighted-average number of shares used in per share calculation-basic and diluted (1)	20,123,252	15,515,502

	ANTHERA PHARMACEUTICALS, INC.
	(A Development Stage Company)
	BALANCE SHEET DATA
	(in thousands, except share data)
	(unaudited)

	March 31, 2014	December 31, 2013
Cash and cash equivalents	$23,075	$25,946
Restricted cash	$7,600	$10,000
Total assets	$32,225	$37,417
Total current liabilities, excluding current portion of notes payable	$6,616	$4,784
Total notes payable	$14,780	$17,875
Deficit accumulated during development stage	$(295,123)	$(287,207)
Total shareholders' equity	$10,829	$14,758
Common shares outstanding	20,511,911	19,415,901

(1)	Weighted-average number of shares and net loss per share data for the three months ended March 31, 2013 has been adjusted to reflect reverse split of stock effectuated on July 15, 2013.